Exhibit (b)(2)

AMENDMENT NO. 4

to

CREDIT AGREEMENT

THIS AMENDMENT NO. 4 TO CREDIT AGREEMENT (this “Amendment”) is dated as of April 14, 2015, by and among WINMARK CORPORATION, WIRTH BUSINESS CREDIT, INC., WINMARK CAPITAL CORPORATION and GROW BIZ GAMES, INC. (each of the foregoing are referred to herein individually as a “Loan Party” and collectively as the “Loan Parties”), THE PRIVATEBANK AND TRUST COMPANY (the “Administrative Agent” and a “Lender”), and BMO HARRIS BANK N.A. (formerly known as HARRIS N.A.) (also a “Lender”).

RECITALS:

A.                                    The Loan Parties, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of July 13, 2010, as amended prior to the date hereof (the “Credit Agreement”).

B.                                    Winmark Corporation (the “Company”) has informed the Administrative Agent and the Lenders that the Company desires to make a tender offer for shares of the Company’s common stock, with the aggregate tender offer price funded partially from the proceeds of a revolving loan under the Credit Agreement and partially from the proceeds of a term loan in an amount not to exceed $30,000,000 to be made by one or more affiliates or managed accounts of Prudential Investment Management, Inc., on or before May 29, 2015 (the “2015 Tender Offer”).

C.                                    The Company has requested an increase in the Commitments (as defined in the Credit Agreement) in an aggregate amount of $25,000,000, and the Lenders are willing to increase their Commitments as provided herein.

D.                                    The Company has requested that the Administrative Agent and the Lenders consent to the 2015 Tender Offer, and the Administrative Agent and the Lenders are willing to so consent, as provided herein.

E.                                     The Loan Parties, the Administrative Agent and the Lenders desire to further amend the Credit Agreement as provided herein.

AGREEMENTS:

IN CONSIDERATION of the premises and mutual covenants herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definitions.  Capitalized terms not otherwise defined in this Amendment have the same meanings as set forth in the Credit Agreement.

2.                                      Amendment of “Applicable Margin” Definition.  The definition of “Applicable Margin” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin”: For any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBOR Margin” and (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”:

Level	Leverage Ratio	LIBOR Margin	Base Rate Margin
I	Greater than or equal to 2.00	2.50%	0%
II	Less than 2.00	2.25%	0%

The LIBOR Margin and the Base Rate Margin shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Loan Parties provide or are required to provide the annual or quarterly financial statements and other information pursuant to Sections 10.1.1 or 10.1.3, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.4.  Notwithstanding anything contained in this paragraph to the contrary, (a) if the Loan Parties fail to deliver the financial statements and Compliance Certificate in accordance with the provisions of Sections 10.1.1, 10.1.3 and 10.1.4, the LIBOR Margin and the Base Rate Margin shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b)  no reduction to any Applicable Margin shall become effective at any time when an Unmatured Event of Default or an Event of Default has occurred and is continuing; and (c) the initial Applicable Margin on the Fourth Amendment Effective Date shall be based on the Level corresponding to the Leverage Ratio as set forth on the pro forma Compliance Certificate delivered pursuant to Paragraph 23 of the Fourth Amendment until the date on which the financial statements and Compliance Certificate are required to be delivered for the Fiscal Quarter ending after the Fourth Amendment Effective Date.

3.                                      Amendment of “Interest Period” Definition.  The definition of “Interest Period” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Interest Period”:  As to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three, six or twelve months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)                                 if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)                                 any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                                  the Company may not select any Interest Period for a Loan which would extend beyond the scheduled Termination Date.

4.                                      Amendment of “Net Cash Proceeds” Definition.  The definition of “Net Cash Proceeds” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Net Cash Proceeds”:

(a)                                 With respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Loan Parties to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(b)                                 with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions); and

(c)                                  with respect to any issuance of Debt (other than the Debt issued to Prudential on or about the Fourth Amendment Effective Date), the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees).

5.                                      Amendment of “Termination Date” Definition.  The definition of “Termination Date” appearing in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Termination Date”:  The earlier to occur of (a) the four-year anniversary of the Fourth Amendment Effective Date, or (b) such other date on which the Commitment terminates pursuant to Section 13.

6.                                      Amendment of Section 1.1.  Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions to such Section in their correct alphabetical order:

“Fixed Charge Coverage Ratio”:  As of any date of determination and calculated for a trailing twelve month period ending on such date of determination, the ratio of (a) the total EBITDA of the Loan Parties for such period, minus (i) the sum of income taxes paid in cash by the Loan Parties in such period, (ii) the sum of all Capital Expenditures made by the Loan Parties in such period, and (iii) the sum of all distributions made by the Loan Parties in such period, divided by (b) the sum for such period of (i) cash interest expense plus (ii) all scheduled payments of principal on Debt (excluding, for the avoidance of doubt, any payment pursuant to Section 6).

“Fourth Amendment”:  That certain Amendment No. 4 to Credit Agreement, dated as of April 13, 2015, by and among the Loan Parties, the Administrative Agent and the Lenders.

“Fourth Amendment Effective Date”:  The date on which all of the conditions set forth in the Fourth Amendment have been satisfied or waived in writing by the Lenders and the Administrative Agent.  For the avoidance of doubt, in the event that the conditions set forth in the Fourth Amendment have not been satisfied or waived in writing by the Lenders and the Administrative Agent on or before May 29, 2015, then the Fourth Amendment shall be void ab initio and of no force or effect.

“Leverage Ratio”:  As of any date of determination, the ratio of (i) Debt of the Loan Parties on such date minus consolidated Subordinated Debt of the Loan Parties on such date minus non-recourse Debt of the Loan Parties on such date in connection with discounting activities of the Loan Parties divided by (ii) EBITDA of the Loan Parties for the trailing twelve month period ending on such date.

“Prudential”:  One or more affiliates or managed accounts of Prudential Investment Management, Inc., and its successors and assigns.

“Prudential Intercreditor Agreement”:  That certain intercreditor agreement dated on or about the Fourth Amendment Effective Date by and among Prudential, the Administrative Agent, the Lenders and the Loan Parties, as it may be amended, modified, supplemented, restated or replaced from time to time.

7.                                      Global Amendment Regarding Fixed Rate Loans.  The parties acknowledge and agree that the Loan Parties shall not have any ability to request or obtain Fixed Rate Loans, and all references to “Fixed Rate Loans” in the Credit Agreement are hereby deleted.

8.                                      Deletion of Section 2.6.  Sections 2.6, 2.6.1, 2.6.2, 2.6.3, 2.6.4, 2.6.5 and 2.6.6 of the Credit Agreement are hereby deleted from the Agreement.

9.                                      Amendment of Section 4.2.  Section 4.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

4.2                               Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity.  Accrued interest on each LIBOR Loan having an Interest Period of three months or shorter shall be payable on the last day of such Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity.  Accrued interest on each LIBOR Loan having an Interest Period of longer than three months shall be payable on the respective dates that fall every three months after the beginning of such Interest Period relating to such Loan, upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

10.                               Amendment of Section 6.3.  Section 6.3 of the Credit Agreement is hereby amended, by adding the following text to the end of such Section:

In addition, on each yearly anniversary of the Fourth Amendment Effective Date, the amount of the Aggregate Commitments shall automatically reduce by $5,000,000 and on a pro rata basis for each Commitment; and if at the time of such reduction, the amount of the Outstandings exceeds the amount of the Aggregate Commitments, the Loan Parties shall immediately repay such excess.  Upon any reduction as provided herein, the Administrative Agent shall deliver an updated Schedule 2.1 to the Loan Parties and the Lenders.

11.                               Amendment of Section 10.1.  Section 10.1 of the Credit Agreement is hereby amended, by adding the following text to the end of such Section:

10.1.12    Prudential Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from or on behalf of Prudential.

12.                               Amendment of Section 11.1.  Section 11.1 of the Credit Agreement is hereby amended, (i) first, by deleting the period at the end of clause (i) and inserting “; and” in lieu thereof, and (ii) second, by adding a new clause (j) to read as follows:

(j)    Debt owed to Prudential but only so long as the Prudential Intercreditor Agreement is in full force and effect.

13.                               Amendment of Section 11.2.  Section 11.2 of the Credit Agreement is hereby amended, (i) first, by deleting the period at the end of clause (g) and inserting “; and” in lieu thereof, and (ii) second, by adding a new clause (h) to read as follows:

(h)    Liens securing the Debt owed to Prudential but only so long as the Prudential Intercreditor Agreement is in full force and effect.

14.                               Amendment of Section 11.15.  Section 11.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.15                 Tangible Net Worth.  Not permit the Tangible Net Worth of the Loan Parties to be:

(a)                                 as of May 30, 2015, less than the sum of $5,000,000 plus fifty percent (50%) of the net income for the fiscal month then ended, if positive; and

(b)                                 as of the last day of each fiscal month following the fiscal month ended May 30, 2015, the sum of the minimum Tangible Net Worth from the immediately preceding fiscal month plus fifty percent (50%) of the net income of the fiscal month then ended, if positive.

Notwithstanding the foregoing, the parties acknowledge and agree that effect of the 2015 Tender Offer (as such term is defined in the Fourth Amendment) (the “2015 Tender Offer”) shall be excluded in the foregoing covenant calculation.

15.                               Amendment of Section 11.16.  Section 11.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.16    Fixed Charge Coverage Ratio.  As of the end of each fiscal month, not permit the Fixed Charge Coverage Ratio of the Loan Parties to be less than 2.50.

16.                               Amendment of Section 11.17.  Section 11.17 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

11.17    Leverage Ratio.  As of the end of each fiscal month, not permit the Leverage Ratio of the Loan Parties to exceed (A) 2.50 from the Fourth Amendment Effective Date through fiscal May 2017 and (B) 2.25 at fiscal June 2017 and thereafter.

17.                               Amendment of Schedule 2.1.  Schedule 2.1 of the Credit Agreement (Commitments and Applicable Percentages) is hereby amended in its entirety to read as set forth in the Schedule 2.1 attached to this Amendment.

18.                               Amendment of Exhibit B.  Exhibit B of the Credit Agreement (Form of Compliance Certificate) is hereby amended in its entirety to read as set forth in the Exhibit B attached to this Amendment.

19.                               Amendment of Exhibit C.  Exhibit C of the Credit Agreement (Form of Borrowing Base Certificate) is hereby amended in its entirety to read as set forth in the Exhibit C attached to this Amendment.

20.                               Amendment of Exhibit D.  Exhibit D of the Credit Agreement (Form of Notice of Borrowing) is hereby amended in its entirety to read as set forth in the Exhibit D attached to this Amendment.

21.                               Amendment of Exhibit E.  Exhibit E of the Credit Agreement (Form of Notice of Conversion/Continuation) is hereby amended in its entirety to read as set forth in the Exhibit E attached to this Amendment.

22.                               Consent to 2015 Tender Offer.  Pursuant to Section 11.4 of the Credit Agreement, the Administrative Agent and the Lenders hereby consent to the 2015 Tender Offer, provided that at the time of the payment of the purchase price for the tendered shares no Unmatured Event of Default or Event of Default then exists or could result therefrom (after taking into account the effect of this Amendment).

23.                               Conditions to Effectiveness.  The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)                                 The Administrative Agent shall have received a counterpart signature page to this Amendment, duly executed by the Loan Parties and the Lenders.

(b)                                 Each Lender shall have received a Note, in form and substance acceptable to such Lender, duly executed by the Loan Parties, in favor of such Lender in the principal amount of such Lender’s Commitment.

(c)                                  The Lenders and the Administrative Agent shall have received the Prudential Intercreditor Agreement, in form and substance acceptable to the Lenders and the Administrative Agent, duly executed by Prudential and the Loan Parties.

(d)                                 The Administrative Agent shall have received such certificates of good standing, certified organizational documents, officer’s certificates, and legal opinion, in each case respecting the Loan Parties, as the Administrative Agent may request.

(e)                                  The Administrative Agent shall have received such UCC lien, judgment lien, pending litigation, bankruptcy and other searches, in each case respecting the Loan Parties, as the Administrative Agent may request, and the results thereof shall be satisfactory to the Administrative Agent in all respects.

(f)                                   The Lenders and the Administrative Agent shall have received such collateral audits, as the Lenders and the Administrative Agent may request, and the results thereof shall be satisfactory to the Lenders and the Administrative Agent in all respects.

(g)                                  The Administrative Agent shall have received a completed pro forma Borrowing Base Certificate evidencing $5,000,000 of availability after giving effect to the 2015 Tender Offer, in form and substance acceptable to the Administrative Agent.

(h)                                 The Administrative Agent shall have received a pro forma Compliance Certificate evidencing Tangible Net Worth of the Loan Parties of not less than $5,000,000 after giving effect to the 2015 Tender Offer, in form and substance acceptable to the Administrative Agent.

(i)                                     The Administrative Agent shall have received (for the ratable benefit of the Lenders) an amendment fee in the aggregate amount equal to $180,000, which shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(j)                                    The representations and warranties set forth in Section 20 below shall be true and correct as of the effective date.

(k)                                 The Administrative Agent shall be satisfied that since December 27, 2014, there has been no material adverse change in the business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of any of the Loan Parties.

(l)                                     All legal, tax, environmental and regulatory matters shall be satisfactory to the Administrative Agent.

For the avoidance of doubt, the amendments and consent contemplated by this Amendment shall not be effective, and the increase in the Commitment shall not be utilized by the Loan Parties, until each of the foregoing conditions have been satisfied or waived in writing by the Lenders and the Administrative Agent.  Notwithstanding anything to the contrary herein, in the event that the foregoing conditions have not been satisfied or waived in writing by the Lenders and the Administrative Agent on or before May 29, 2015, then this Amendment shall be void ab initio and of no force or effect.

24.                               Representations and Warranties.  To induce the Administrative Agent and the Lenders to enter into this Amendment, the Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders as follows:

(a)                                 The execution, delivery and performance by the Loan Parties of this Amendment and any other documents required to be executed and/or delivered by the Loan Parties by the terms of this Amendment have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any government agency or authority or any approval or consent of any other person, do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Loan Parties’ organizational documents, any agreement binding on or applicable to the Loan Parties or any of their property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Loan Parties or of any of their property and will not result in the creation or imposition of any Lien in or on any of their property pursuant to the provisions of any agreement applicable to the Loan Parties or any of their property, other than Liens in favor of the Administrative Agent.

(b)                                 Both before and after giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct as of the date hereof and will be true and correct as of the effectiveness of this Amendment, as though made on each such date, except to the extent that such representations and warranties relate solely to an earlier date.

(c)                                  There does not exist any Unmatured Event of Default or Event of Default.

25.                               No Waiver.  This Amendment is not intended to operate as, and shall not be construed as, a waiver of any Unmatured Event of Default or Event of Default whether known to the Administrative Agent and/or the Lenders, or unknown, as to which all rights and remedies of the Administrative Agent and the Lenders shall remain reserved.

26.                               Binding Nature of Loan Documents.  Each Loan Party acknowledges and agrees that the terms, conditions and provisions of the Credit Agreement and of each Loan Document are fully binding and enforceable agreements, and are not subject to any defense, counterclaim, set off or other claim of any kind or nature.  Each Loan Party hereby reaffirms and restates its duties, obligations and liability under the Credit Agreement, as amended hereby, and each other Loan Document.

27.                               Reference to the Loan Documents.  From and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference to the “Credit Agreement” or “Agreement”, “thereunder”, “thereof”, “therein” or words of like import referring to the Credit Agreement in any other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.

28.                               Release.  Each Loan Party hereby releases, acquits, and forever discharges each of the Administrative Agent and the Lenders and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of any of them from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which any Loan Party may have or claim to have now or which may hereafter arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring prior to the date of this Amendment or any instrument executed prior to the date of this Amendment including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.  The provisions of this Section shall survive payment of all Obligations and shall be binding upon the Loan Parties and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns.

29.                               Estoppel.  Each Loan Party represents and warrants that there are no known claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including attorneys’ fees) of any kind, character or nature whatsoever, fixed or contingent, which any Loan Party may have or claim to have against the Administrative Agent and/or the Lenders, which might arise out of or be connected with any act of commission or omission of the Administrative Agent and/or the Lenders existing or occurring on or prior to the date of this Amendment, including, without limitation, any claims, liabilities or obligations arising with respect to the indebtedness evidenced by any Loan Document.

30.                               Expenses.  Without in any way limiting the generality of Section 16.5 of the Credit Agreement, the Loan Parties, jointly and severally, hereby agree to pay to the Administrative Agent all of the Administrative Agent’s reasonable legal fees and expenses incurred in connection with this Amendment, the Prudential Intercreditor Agreement, the Credit Agreement and/or any other Loan Document, which amount shall be due and payable upon execution of this Amendment and upon execution of the Prudential Intercreditor Agreement.

31.                               Captions.  The captions or headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Amendment.

32.                               Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  Any executed counterpart of this Amendment delivered by facsimile or other electronic transmission to a party hereto shall constitute an original counterpart of this Amendment.

33.                               No Other Modification.  Except as expressly amended by the terms of this Amendment, all other terms of the Credit Agreement shall remain unchanged and in full force and effect.

[The signature pages follow.]

THE PARTIES HAVE EXECUTED this Amendment No. 4 to Credit Agreement in the manner appropriate to each as of the date and year first above written.

LOAN PARTIES:
WINMARK CORPORATION

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	President

WIRTH BUSINESS CREDIT, INC.

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Treasurer

WINMARK CAPITAL CORPORATION

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Chief Financial Officer and Treasurer

GROW BIZ GAMES, INC.

	By:	/s/ Brett D. Heffes
	Name:	Brett D. Heffes
	Title:	Treasurer

(Signatures continue on next page.)

ADMINISTRATIVE AGENT

AND A LENDER:

THE PRIVATEBANK AND TRUST COMPANY

	By:	/s/ Scott W. Kemper
	Name:	Scott W. Kemper
	Title:	Managing Director

A LENDER:	BMO HARRIS BANK N.A. (f/k/a Harris N.A.)

	By:	/s/ Kevin D. Rohrer
	Name:	Kevin D. Rohrer
	Title:	Vice President

SCHEDULE 2.1

COMMITMENTS

AND APPLICABLE PERCENTAGES

		Applicable
Lender	Commitment	Percentage

The PrivateBank and Trust Company	$30,000,000	50%
BMO Harris Bank N.A.	$30,000,000	50%

Total	$60,000,000	100%

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

TO:                     The PrivateBank and Trust Company (the “Administrative Agent”) and the other Lenders referred to below

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and THE PRIVATEBANK AND TRUST COMPANY (“PrivateBank”), as a Lender and as Administrative Agent for the Lenders.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.                                  Reports.  Enclosed herewith is a copy of the monthly report of the Loan Parties as of                                     , 20       (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations of the Loan Parties as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.                             Tangible Net Worth.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Tangible Net Worth requirement set forth in Section 11.15 of the Credit Agreement, which is equal to or greater than the sum of the minimum Tangible Net Worth from the immediately preceding month plus fifty percent (50%) of the net income of the month then ended, if positive:

A. Shareholders’ equity: Common Stock Other comprehensive income Retained earnings 2015 Tender Offer amount Total shareholders’ equity	$ $ $ $	$

B. Subordinated Debt		$

C. Intangible items: Goodwill Trademarks Trade names Service marks Copyrights Patents Licenses	$ $ $ $ $ $ $

Deferred items Unamortized Debt discount Prepaid expenses(1) Other intangible items Total Intangible Items	$ $ $ $	$

D. Investments: Investment in Tomsten, Inc. Investment in Bridge Funds Limited Additional Investments Total Investments	$ $ $	$

Actual Tangible Net Worth [(A+B) - (C + D)] Minimum Tangible Net Worth from prior month end plus 50% of positive current month end net income Required Minimum Tangible Net Worth	$ $	$ $

III.                              Fixed Charge Coverage Ratio.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Fixed Charge Coverage Ratio requirement set forth in Section 11.16 of the Credit Agreement, which is not less than the ratio set forth in Section 11.16 of the Credit Agreement.

A.                                    TTM EBITDA:

(i)                                     TTM income from operations

(ii)                                  TTM leasing related cash interest

expense

(iii)                               TTM depreciation

(iv)                              TTM amortization

(v)                                 TTM compensation related to

stock options

TTM EBITDA [(i + ii + iii + iv + v)]

	$ $ $ $ $	$

B. Cash flow available for Debt service: (i) TTM EBITDA (ii) TTM cash taxes (iii) TTM capital expenditures (iv) TTM dividends and distributions	$ $ $ $

(1)  Excludes Income Tax Refund Receivable

Cash flow available for Debt service [i - (ii + iii + iv)]		$

C. Debt Service: (i) TTM principal payments (ii) TTM cash interest expense (including leasing related cash interest expense) Debt Service [i + ii]	$ $	$

Actual Fixed Charge Coverage Ratio [B/C]: Required minimum covenant level

IV.                         Leverage Ratio.  The Company hereby certifies and warrants to you that the following is a true and correct computation of the Leverage Ratio requirement set forth in Section 11.17 of the Credit Agreement, which is not greater than the ratio set forth in Section 11.17 of the Credit Agreement:

A. Recourse senior Debt:	$

B. TTM EBITDA:	$

Actual Leverage Ratio [A/B]: Maximum covenant level

The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.

The Company has caused this Certificate to be executed and delivered by its duly authorized officer on                      , 20      .

WINMARK CORPORATION

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWING BASE CERTIFICATE

TO:                           The PrivateBank and Trust Company (the “Administrative Agent”) and the Lenders referred to below

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), THE PRIVATEBANK AND TRUST COMPANY (“PrivateBank”), as a Lender and as Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Company hereby certifies and warrants to the Administrative Agent and the Lenders that at the close of business on                             , 20       (the “Calculation Date”), the Borrowing Base was $                                  , computed as set forth on the schedule attached hereto.

Attached hereto is an aging of the Loan Parties’ lease receivables as of the date hereof.

The Company has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on                                 , 20      .

WINMARK CORPORATION

By:
Name:
Title:

C-1

SCHEDULE TO BORROWING BASE CERTIFICATE

Dated as of [                            ]

A. Availability Created by Eligible Leased Assets

Net book value of Eligible Leased Assets Advance rate Availability created by Eligible Leases	$ 90% $

B. Availability created by EBITDA of franchising and corporate segments

TTM EBITDA of franchising segment TTM EBITDA of corporate segment Total Advance Rate Availability created by EBITDA of franchising and corporate segments	$ $ $ 200% $

Total Availability: A+B (not to exceed $60,000,000)	$

Less Outstandings:	$

Excess Availability	$

C-2

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:                             The PrivateBank and Trust Company (the “Administrative Agent”)

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), THE PRIVATEBANK AND TRUST COMPANY (“PrivateBank”), as a Lender and as Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)                                     The requested borrowing date for the proposed borrowing (which is a Business Day) is                                     ,          .

(ii)                                  The aggregate amount of the proposed borrowing is $                                           .

(iii)                               The type of Revolving Loans comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)                              The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is           month(s) (which shall be 1, 2, 3, 6 or 12 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby:  (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement; and (iii) no more than eight (8) different LIBOR Loans are/will be outstanding.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on                                    ,            .

WINMARK CORPORATION

By:
Name:
Title:

D-1

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:                             The PrivateBank and Trust Company (the “Administrative Agent”)

Please refer to the Credit Agreement dated as of July 13, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Winmark Corporation (the “Company”) and its subsidiaries (together with the Company, the “Loan Parties”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), THE PRIVATEBANK AND TRUST COMPANY (“PrivateBank”), as a Lender and as Administrative Agent for the Lenders.  Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)                                 on [date] convert $[                                ] of the aggregate outstanding principal amount of the [                                ] Loan, into a(n) [                                ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [                                ] month(s) (which shall be 1, 2, 3, 6 or 12 months)];

[(b)                        on [date] continue $[                                ] of the aggregate outstanding principal amount of the LIBOR Loan, as a LIBOR Loan having an Interest Period of [                     ]month(s) (which shall be 1, 2, 3, 6 or 12 months).

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.  The undersigned also represents and warrants that, before and after giving effect the conversion/continuation requested hereby, no more than eight (8) different LIBOR Loans are/will be outstanding.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on                              ,               .

WINMARK CORPORATION

By:
Name:
Title:

E-1